Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

This Amendment No. 1 to the Asset Purchase Agreement (this “Amendment”), dated as of July 25, 2018, is entered into between Geokinetics Inc., a Delaware corporation, and certain of its subsidiaries, debtors and debtors-in-possession (each a “Seller” and, collectively, “Sellers”), and SAExploration Acquisitions (U.S.), LLC, a Delaware limited liability company (“Buyer”). Each of Buyer and Sellers may be referred to herein from time to time as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, Sellers and SAExploration, Inc., a Delaware corporation (“SAE”) entered into that certain Asset Purchase Agreement, dated as of June 26, 2018 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Asset Purchase Agreement”);

WHEREAS, SAE and Buyer, a wholly owned subsidiary of SAE, are parties to that certain Assignment and Assumption Agreement dated July 23, 2018 (the “APA Assignment”) pursuant to which SAE assigned all of its right, title and interest in, and its duties and obligations under, the Asset Purchase Agreement to Buyer, and Buyer accepted such right, title and interest in, and agreed to assume, perform and discharge all of SAE’s duties and obligations under, the Asset Purchase Agreement, all in accordance with Section 14.11 of the Asset Purchase Agreement; and

WHEREAS, the Parties now wish to amend certain provisions of the Asset Purchase Agreement in accordance with Section 14.10 thereof.

NOW, THEREFORE, in consideration of the premises and the mutual promises, agreements contained herein and in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers hereby agree as follows:

1.    Definitions. All capitalized terms used in this Amendment and not defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

2.    Amendment to Section 9.2(c) of the Asset Purchase Agreement. The reference to Section 8.3(b) in Section 9.2(c) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with “Section 8.3(c)”.

3.    Amendment to Section 5.11 of the Asset Purchase Agreement. Section 5.11 of the Asset Purchase Agreement is hereby amended to add a new subsection (f), which Section shall read as follows:

“(f)    Following the Closing, Sellers shall use their reasonable best efforts to obtain an executed copy of the letter attached hereto as Exhibit A (the “Consent Letter”) from Turkish Petroleum (“TP”) with respect to the assignment of that certain General Dictorate of Turkish Petroleum Contract Pertaining to Onboard Marine Seismic Quality Control and Fast Track Processing Service Purchase, dated January 18, 2017 (the “TP Contract”), by and between TP and

Geokinetics Processing, UK Ltd (“GeoK UK”) from GeoK UK to Buyer. If Sellers obtain a executed copy of the Consent Letter on or before August 14, 2018, (i) the TP Contract shall be deemed to be assigned to Buyer and Buyer shall thereupon accept same, without payment of further consideration; and (ii) each of (A) that certain Master Equipment Lease dated October 31, 2017 by and between Geokinetics, Inc. and Data Sales Co., Inc., as supplemented by Equipment Schedule No. 1 dated October 31, 2017 and the other equipment schedules thereto entered into from time to time, (B) that certain Master Equipment Lease Number 2017-298 dated August 4, 2017 by and between NFS Leasing, Inc. and Geokinetics Inc., as amended by Amendment No. 1 dated September 11, 2017, Amendment No. 2 dated September 25, 2017 and Amendment No. 3 dated March 26, 2018 and (C) that certain Collaboration Agreement, dated as of December, 2016, by and between Arti Group and Geokinetics International, Inc., shall be deemed to be assigned to Buyer from the applicable Seller and Buyer shall thereupon accept same, without the payment of further consideration.

4.    Amendment to Section 14.2 of the Asset Purchase Agreement. Section 14.2 of the Asset Purchase Agreement is hereby amended to add the following sentence at the end of the Section:

“For the avoidance of doubt, Section 5.11(f) shall survive the Closing.”

5.    Amendment to Section 1.1(b) of the Disclosure Schedules to the Asset Purchase Agreement. Section 1.1(b) of the Disclosure Schedules to the Asset Purchase Agreement is hereby deleted in its entirety and replaced with Section 1.1(b) of the Disclosure Schedules attached hereto as Exhibit B to this Amendment.

6.    Amendment to Section 1.1(c) of the Disclosure Schedules to the Asset Purchase Agreement. Section 1.1(c) of the Disclosure Schedules to the Asset Purchase Agreement is hereby deleted in its entirety and replaced with Section 1.1(c) of the Disclosure Schedules attached hereto as Exhibit C to this Amendment.

7.    Cure Costs. The Parties agree that the Cure Costs for each Assigned Contract, and the total amount of Cure Costs for all Assigned Contracts, as established by the Sale Order, the Notice of Executory Contracts and Unexpired Leases Subject to Possible Assumption and Assignment and Proposed Cure Amounts [ECF No. 151], or such other stipulations or agreed orders as may be docketed by the Bankruptcy Court, are set forth in Schedule 1.1(c), as amended by this Amendment. Notwithstanding anything in the Asset Purchase Agreement to the contrary, including Section 2.1 and 8.3(b): (i) Buyer shall not deduct Cure Costs (up to the Cure Cost Cap) from the Purchase Price of $20,000,000; (ii) Sellers shall pay the Cure Costs (up to the Cure Cost Cap) from the portion of the Purchase Price received by Sellers within two (2) Business Days after the Closing Date, and (iii) Sellers shall provide to Buyer proof of such payments to the reasonable satisfaction of Buyer; provided, however, that in the event that Sellers fail to make such payment and/or fail to provide proof of such payments Buyer shall be entitled to seek relief from the Bankruptcy Court on an expedited basis and Sellers shall not object to such request for an expedited hearing.

8.    Net Purchase Price. The Parties hereby acknowledge and agree that the net cash price to be paid by Buyer at the Closing for the Purchased Assets is $8,381,585.16, computed as:

$20,000,000.00	–	Gross cash Purchase Price
(650,000.00)	–	Mutually agreed Purchase Price adjustment
(1,000,000.00)	–	Deduction for Buyer transaction expenses
61,368.67	–	Proration of post-Closing personal property taxes to Buyer
(159,122.32)	–	Payment of Brown Rudnick Fees
(15,038)	–	Payment of Shipman & Goodwin Fees
(9,855,623.19)	–	Repayment of DIP Loan Amount

$8,381,585.16	–	Net cash purchase price to Sellers

($566,471.38)[1]	–	Sellers’ payment of Cure Costs (up to the Cure Costs Cap)

$7,815,113.78	–	Net proceeds to Sellers after post-Closing Cure Cost payments

9.    Terms of Asset Purchase Agreement. The scope, nature and extent of the Purchased Assets and the Assumed Liabilities are expressly set forth in the Asset Agreement. Except as expressly set forth herein, nothing contained herein will itself change, amend, extend or alter (nor should it be deemed or construed as changing, amending, extending or altering) the terms or conditions of the Asset Purchase Agreement in any manner whatsoever. Except as expressly set forth herein, this Amendment does not create or establish rights, liabilities or obligations not otherwise created or existing under or pursuant to the Asset Purchase Agreement. Sellers hereby acknowledge that the Asset Purchase Agreement was assigned by SAE to Buyer pursuant to the APA Assignment.

10.    Binding Effect; Third Party Beneficiaries. All of the terms and provisions of this Amendment are binding upon, and inure to the benefit of and are enforceable by, Buyer and Sellers and their respective successors and permitted assigns. No provision of this Amendment is intended to confer upon any Person other than Buyer and Sellers any rights or remedies hereunder.

11.    Counterparts. This Amendment may be executed in counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Any document or signature delivered by facsimile, email, or other means of electronic transmission (including .pdf) shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

12.    Choice of Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

[Signature Pages Follow]

[1]	This amount is comprised of the following payments: (i) TGS-Nopec Geophysical company - $306,710.98, (ii) Sercel, Inc. - $230,000.00, (iii) DCH Software Technologies, Inc. - $18,943.75, and (iv) XtremeGeo, LLC - $10,816.65.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

SELLERS:

GEOKINETICS INC.,
GEOKINETICS HOLDINGS USA, INC.,
GEOKINETICS PROCESSING, INC., GEOKINETICS INTERNATIONAL HOLDINGS, INC.
GEOKINETICS INTERNATIONAL, INC.
GEOKINETICS USA, INC., AND
ADVANCED SEISMIC TECHNOLOGY, INC.

By:	/s/ David J. Crowley
Name:	David J. Crowley
Title:	President and Chief Executive Officer

GEOKINETICS EXPLORATION, INC.

By:	/s/ Janus G. Rosborough
Name:	Janus G. Rosborough
Title:	General Manager

GEOKINETICS (AUSTRALASIA) PTY LTD

By:	/s/ David J. Crowley
Name:	David J. Crowley
Title:	Director

By:	/s/ David Stegemann
Name:	David Stegemann
Title:	Director

[ Signature Page to Amendment No. 1 to the

Asset Purchase Agreement ]

Execution Version

BUYER:

SAEXPLORATION ACQUISITIONS (U.S.), LLC

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary